Exhibit 99.1
For Immediate Release

Contacts:	Norman Black, Public Relations 404-828-7593 Andy Dolny, Investor Relations 404-828-8901
UPS EARNINGS GROWTH CONTINUES
1st Quarter Earnings Climb 24%;
Guidance for Record EPS in 2011 Raised
     ATLANTA, April 26, 2011 — UPS (NYSE:UPS) today announced diluted earnings per share of $0.88 for the first quarter of 2011, a 24% improvement over the adjusted $0.71 for the prior-year period. Global revenue grew 7.3%, producing a 21% increase in operating profit to $1.4 billion.
     On a reported basis, diluted earnings per share and operating profit increased 66% and 37%, respectively, over the same period last year.
     “UPS produced strong first quarter results despite rapidly rising fuel costs and challenging weather conditions,” said Scott Davis, UPS chairman and CEO. “Once again we demonstrated the strength of our global portfolio and ability of our integrated operating model to further expand margins.”
     Based on the company’s performance, UPS has increased its guidance for 2011 diluted earnings per share to a range of $4.15-to-$4.40, an increase of 17-to-24% over 2010 adjusted results.

					Adjusted
Consolidated Results	1Q 2011		1Q 2010		1Q 2010
Revenue	$12.58	B	$11.73	B
Operating profit	$1.43	B	$1.04	B	$1.18	B
Operating margin	11.3%		8.9%		10.0%
Average volume per day	15.0	M	14.9	M
Diluted earnings per share	$0.88		$0.53		$0.71
     For the three months ended March 31, 2011, UPS delivered 957 million packages and expanded its operating margin by 130 basis points to 11.3%. On a reported basis, operating margin improved 240 basis points over the prior-year period.
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     In the first quarter of 2010, UPS incurred $175 million in charges that reduced diluted earnings per share by $0.18. Those charges related to the U.S. domestic segment reorganization, a loss on the sale of a supply chain unit and a change in the tax filing status of a German subsidiary.
     Recently, UPS was recognized as the “World’s Most Admired” company in its industry by FORTUNE magazine. The company was cited for its outstanding reputation, quality of products and services, superior innovation, long-term investment value and quality of management. In addition, the Reputation Institute polled nearly 33,000 consumers to measure perceptions of trust, esteem and admiration of large U.S. companies. UPS ranked sixth overall and first in the transportation industry.
Cash Position
     UPS generated $900 million in free cash flow during the quarter, even after making accelerated pension contributions of $1.2 billion. Capital expenditures for the period were $400 million.
     Distributions to shareowners during the quarter increased as UPS paid dividends totaling $500 million, up 10.6% per share. The company also repurchased 6.8 million shares for approximately $500 million.

					Adjusted
U.S. Domestic Package	1Q 2011		1Q 2010		1Q 2010
Revenue	$7.54	B	$7.10	B
Operating profit	$849	M	$562	M	$660	M
Operating margin	11.3%		7.9%		9.3%
Average volume per day	12.67	M	12.73	M
     Operating profit jumped 29% on an adjusted basis with revenue growth of 6.2%. On a reported basis, operating profit increased 51%. Operating margin expanded 200 basis points to 11.3% due to higher yields and operational efficiencies. On a reported basis, margin expanded by 340 basis points.
     Premium product growth outpaced ground as UPS Next Day Air® package volume grew at a mid-single digit rate. Revenue per piece for the segment improved 5%, primarily driven by increases in base rates and higher fuel surcharges.
     Earlier this month UPS proudly hosted President Barack Obama at its Landover, Md., facility. The visit included a close-up look at our “rolling laboratory” of alternative fuel vehicles and best-in-class technologies that make UPS so efficient. This “green fleet” recently celebrated a milestone of having driven a combined 200 million miles since 2000.
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International Package	1Q 2011		1Q 2010
Revenue	$2.90	B	$2.64	B
Operating profit	$446	M	$427	M
Operating margin	15.4%		16.2%
Average volume per day	2.29	M	2.20	M
     Operating profit for the segment improved to $446 million on 10% revenue growth. Revenue per piece climbed 3.8% as the gains from rate increases, higher fuel surcharges and product mix were offset somewhat by currency.
     Export average daily volume increased 7.2%, continuing to outperform the market. Europe led the way with strong export volume growth that was balanced to all regions of the world.
     UPS announced the expansion of its Asia air network during the quarter. The addition of four direct flights from Hong Kong to Europe enables UPS to offer the widest guaranteed next-day delivery coverage for both packages and heavy freight on this important trade lane.

					Adjusted
Supply Chain & Freight	1Q 2011		1Q 2010		1Q 2010
Revenue	$2.14	B	$1.99	M
Operating profit	$131	M	$53	M	$91	M
Operating margin	6.1%		2.7%		4.6%
     Operating profit soared 44% on an adjusted basis with revenue growth of 7.6%. On a reported basis, operating profit increased 147%. The operating margin for the segment increased to 6.1% driven primarily by improvements in the Forwarding business unit and UPS Freight.
     Forwarding experienced margin expansion over last year due to revenue management initiatives and lower purchased transportation.
     UPS Freight revenue was up almost 23% over the prior-year period. The business unit saw strong increases in LTL revenue per hundredweight and gross weight hauled.
     The company announced expansion of UPS Express Freight to Israel and Slovakia in February. These two emerging markets are quickly becoming key hubs for the high-tech, automotive and other manufacturing industries. UPS also announced during the quarter the expansion of its Preferred LCL Ocean Freight service to include 10 additional ports in Asia. This service provides up to 40% faster port-to-door delivery to the United States for LCL shipments.
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Outlook
     “The growth story at UPS continues with earnings improving 24% as customers realize the benefits from the solutions we provide,” said Kurt Kuehn, UPS’s chief financial officer. “These outstanding results were produced through our focus on quality of revenue combined with the flexibility and efficiency of our global network.
     “The strategies are in place for UPS to achieve record results in 2011,” Kuehn added. “Confidence in our ability to execute leads UPS to raise guidance for 2011 diluted earnings per share to a range of $4.15-to-$4.40, an increase of 17-to-24% over adjusted 2010 results.”
     UPS (NYSE:UPS) is a global leader in logistics, offering a broad range of solutions including the transportation of packages and freight; the facilitation of international trade, and the deployment of advanced technology to more efficiently manage the world of business. Headquartered in Atlanta, UPS serves more than 220 countries and territories worldwide. The company can be found on the Web at UPS.com and its corporate blog can be found at blog.ups.com. To get UPS news direct, visit pressroom.ups.com/RSS.
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EDITOR’S NOTE:
     UPS Chairman and CEO Scott Davis and CFO Kurt Kuehn will discuss first quarter results with investors and analysts during a conference call at 8:30 a.m. EST today. That call is open to listeners through a live Webcast. To access the call, go to www.investors.ups.com and click on “Earnings Webcast.”
     UPS routinely posts investor announcements on its web site — investor.shareholder.com/ups — and encourages those interested in the company to check there frequently.
     We supplement the reporting of our financial information determined under generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measures, including, as applicable, “as adjusted” operating profit, operating margin, pre-tax income, net income and earnings per share. The equivalent measures determined in accordance with GAAP are also referred to as “reported” or “unadjusted”. We believe that these adjusted measures provide meaningful information to assist investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Furthermore, we use these adjusted financial measures to determine awards for our management personnel under our incentive compensation plans.

     In the first quarter of 2010, we recorded a $98 million pre-tax restructuring charge in our U.S. Domestic Package operations related to the reorganization of our domestic management structure. We also incurred a $38 million pre-tax loss on the sale of a specialized transportation business in Germany in our Supply Chain & Freight segment. Additionally, we recorded a $76 million charge to income tax expense, resulting from a change in the filing status of a German subsidiary. We presented first quarter 2011 and 2010 operating profit, operating margin, pre-tax income, net income and earnings per share excluding the impact of these items as we believe these adjusted measures better enable shareowners to focus on period-over-period operating performance. The underlying matters that produced these charges were unique, and we do not believe they are reflective of the types of charges that will affect future results.
     Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for GAAP operating profit, operating margin, net income and earnings per share, the most directly comparable GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the preceding reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. We strongly encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.
     Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements, including statements regarding the intent, belief or current expectations of UPS and its management regarding the company’s strategic directions, prospects and future results, involve certain risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which we operate, governmental regulations, our competitive environment, strikes, work stoppages and slowdowns, increases in aviation and motor fuel prices, cyclical and seasonal fluctuations in our operating results, and other risks discussed in the company’s Form 10-K and other filings with the Securities and Exchange Commission, which discussions are incorporated herein by reference.

United Parcel Service, Inc.
Selected Financial Data — First Quarter
(unaudited)

	Three Months Ended
	March 31,		Change
(amounts in millions, except per share data)	2011	2010	$	%
Statement of Income Data:
Revenue:
U.S. Domestic Package	$7,543	$7,102	$441	6.2%
International Package	2,900	2,639	261	9.9%
Supply Chain & Freight	2,139	1,987	152	7.6%

Total revenue	12,582	11,728	854	7.3%
Operating expenses:
Compensation and benefits	6,608	6,539	69	1.1%
Other	4,548	4,147	401	9.7%

Total operating expenses	11,156	10,686	470	4.4%
Operating profit:
U.S. Domestic Package	849	562	287	51.1%
International Package	446	427	19	4.4%
Supply Chain & Freight	131	53	78	147.2%

Total operating profit	1,426	1,042	384	36.9%
Other income (expense):
Investment income (loss)	11	(4)	15	N/A
Interest expense	(85)	(85)	—	0.0%

Total other income (expense)	(74)	(89)	15	-16.9%

Income before income taxes	1,352	953	399	41.9%
Income tax expense	467	420	47	11.2%

Net income	$885	$533	$352	66.0%

Net income as a percentage of revenue	7.0%	4.5%
Per share amounts
Basic earnings per share	$0.89	$0.54	$0.35	64.8%
Diluted earnings per share	$0.88	$0.53	$0.35	66.0%
Weighted-average shares outstanding
Basic	992	995	(3)	-0.3%
Diluted	1,002	1,004	(2)	-0.2%

As adjusted income data:
Operating profit:
U.S. Domestic Package (1)	$849	$660	$189	28.6%
International Package	446	427	19	4.4%
Supply Chain & Freight (2)	131	91	40	44.0%

Total operating profit	1,426	1,178	248	21.1%
Income before income taxes (1), (2)	$1,352	$1,089	$263	24.2%
Net income (3)	$885	$708	$177	25.0%
Basic earnings per share (3)	$0.89	$0.71	$0.18	25.4%
Diluted earnings per share (3)	$0.88	$0.71	$0.17	23.9%

(1)	First quarter 2010 U.S. Domestic Package operating profit and consolidated income before income taxes excluded a $98 million restructuring charge related to the reorganization of our domestic management structure. This charge reflected the value of voluntary retirement benefits, severance benefits and unvested stock compensation.

(2)	First quarter 2010 Supply Chain & Freight operating profit and consolidated income before income taxes excluded a $38 million loss on the sale of a specialized transportation business in Germany.

(3)	First quarter 2010 net income and earnings per share amounts excluded the after-tax impact of the U.S. Domestic Package restructuring charge described in (1) and the business sale described in (2), which total a combined $99 million. Additionally, first quarter 2010 net income and earnings per share excluded a $76 million charge to income tax expense, resulting from a change in the tax filing status of a German subsidiary.
Certain prior year amounts have been reclassified to conform to the current year presentation.

United Parcel Service, Inc.
Selected Operating Data — First Quarter
(unaudited)

	Three Months Ended
	March 31,		Change
	2011	2010	$ / #	%
Revenue (in millions):
U.S. Domestic Package:
Next Day Air	$1,495	$1,382	$113	8.2%
Deferred	753	694	59	8.5%
Ground	5,295	5,026	269	5.4%

Total U.S. Domestic Package	7,543	7,102	441	6.2%
International Package:
Domestic	629	584	45	7.7%
Export	2,131	1,932	199	10.3%
Cargo	140	123	17	13.8%

Total International Package	2,900	2,639	261	9.9%
Supply Chain & Freight:
Forwarding and Logistics	1,429	1,391	38	2.7%
Freight	604	492	112	22.8%
Other	106	104	2	1.9%

Total Supply Chain & Freight	2,139	1,987	152	7.6%

Consolidated	$12,582	$11,728	$854	7.3%

Consolidated volume (in millions)	957	940	17	1.8%
Operating weekdays	64	63	1
Average Daily Package Volume (in thousands):
U.S. Domestic Package:
Next Day Air	1,155	1,145	10	0.9%
Deferred	896	899	(3)	-0.3%
Ground	10,618	10,683	(65)	-0.6%

Total U.S. Domestic Package	12,669	12,727	(58)	-0.5%
International Package:
Domestic	1,393	1,364	29	2.1%
Export	895	835	60	7.2%

Total International Package	2,288	2,199	89	4.0%

Consolidated	14,957	14,926	31	0.2%

Average Revenue Per Piece:
U.S. Domestic Package:
Next Day Air	$20.22	$19.16	$1.06	5.5%
Deferred	13.13	12.25	0.88	7.2%
Ground	7.79	7.47	0.32	4.3%
Total U.S. Domestic Package	9.30	8.86	0.44	5.0%
International Package:
Domestic	7.06	6.80	0.26	3.8%
Export	37.20	36.73	0.47	1.3%
Total International Package	18.85	18.16	0.69	3.8%
Consolidated	$10.76	$10.23	$0.53	5.2%

Certain prior year amounts have been reclassified to conform to the current year presentation.	2

United Parcel Service, Inc.
Reconciliation of Free Cash Flow
(unaudited)

Preliminary
Year-to-Date
(amounts in millions)	March 31, 2011
Net cash from operations	$1,284
Capital expenditures	(402)
Proceeds from disposals of PP&E	11
Net change in finance receivables	26
Other investing activities	(16)

Free cash flow	$903

Amounts are subject to reclassification.
Certain prior year amounts have been reclassified to conform to the current year presentation.	3